Free Writing Prospectus	Filed pursuant to Rule 433
Dated July 18, 2017	Registration Nos. 333-206749
and 333-206749-05

ABS NEW ISSUE: $747.56mm CNH 2017-B (EQ) * PXG DETAILS

$747.56mm CNH Equipment Trust 2017-B

Joint Leads: BofAML (struc), BMO, WF

Co-Managers: BAR/BNPP/GS/NAT

CL	$SIZE(MM)	WAL	EXP	LGL	M/F	BENCH	Yield	Price	CPN
A1	166.000	0.36	3/15/18	8/15/18	P-1/F1+	Yield	1.300	100.00000	1.30
A2A	197.800	1.15	5/15/19	11/16/20	Aaa/AAA	EDSF +14	1.605	99.98908	1.59
A2B	75.000	1.15	5/15/19	11/16/20	Aaa/AAA	1mLr +14		100.00000
A3	221.500	2.63	4/15/21	9/15/22	Aaa/AAA	iSwaps +22	1.877	99.97526	1.86
A4	70.440	3.85	6/15/21	4/17/23	Aaa/AAA	iSwaps +40	2.182	99.99211	2.17
B	16.820	3.89	6/15/21	12/16/24	A2/A+	iSwaps +70	2.485	99.99178	2.47

$0.520mm Class B will be retained for risk retention purposes.

BILL & DELIVER: BofAML

BBG TICKER: CNH 2017-B

EXPECTED RATINGS: Moody’s/Fitch

REGISTRATION: SEC Registered

EXPECTED SETTLE: 07/25/17

FIRST PAY DATE: 8/15/17

ERISA ELIGIBLE: YES

DENOMS: $1k/$1

CUSIPS A1:	12637BAA9
A2A:	12637BAB7
A2B:	12637BAC5
A3:	12637BAD3
A4:	12637BAE1
B:	12637BAF8

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com.